[Date]

[Name and Address of Optionee]

Re:  Incentive Stock Option Agreement

Dear [Name]:

The Stock Option Committee of the Board of Directors of Heartland Bancshares, Inc. (the “Corporation”), pursuant to the Heartland Bancshares, Inc. 1997 Stock Option Plan (the “Plan”), hereby grants to you as of the date of this letter an option (the “Option”), which Option shall have the following terms and conditions, in addition to those provided in the Plan:

1.	Number of Shares: ____shares, subject to adjustment as provided in the Plan.

2.	Exercise Price: $___ per share, subject to adjustment as provided in the Plan.

3.	Expiration Date: The Option, to the extent unexercised, shall expire at 5:00 p.m., Eastern Standard Time, on [date before tenth anniversary of grant date].

4.
Exercisability:  This Option shall be exercisable immediately with respect to 20% of the number of Shares covered by the Option and with respect to an additional 20% on each of the first four anniversary dates of the date hereof and shall be fully exercisable, assuming continued employment and subject to the other terms and conditions of the Plan, on the fourth anniversary of the date hereof. Notwithstanding the foregoing, the Option shall become fully exercisable under the circumstances specified by Section 9 of the Plan.

The Option, which is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, shall be in all respects limited and conditioned as provided in the Plan. A copy of the Plan is enclosed with this letter. During your lifetime, the Option will be exercisable only by you. Neither the Option nor any right thereunder may be transferred except as authorized by the Committee and as provided in Section 6 of the Plan. Exercise of the Option shall be subject to your making the representations set forth below and any representations to such other matters as the Committee, in its discretion, may determine to be necessary or advisable to evidence compliance with requirements under the Securities Act of 1933, as amended, or state securities laws for registering or exempting from registration any offer of sale of the Corporation’s securities pursuant to the Plan.

This letter, upon your delivery of an executed copy to the Corporation, shall constitute a binding incentive stock option agreement between you and the Corporation.

Very truly yours,

HEARTLAND BANCSHARES, INC.

BY THE STOCK OPTION COMMITTEE
OF THE BOARD OF DIRECTORS

BY THE FOLLOWING MEMBER:

By:

ACKNOWLEDGMENT AND AGREEMENT

I hereby acknowledge receipt of this letter granting me the above Option as well as receipt of a copy of the Plan, and I acknowledge and agree to be bound by the following:

1.	I have received a copy of the Plan and agree to be bound by the terms and conditions set forth therein.

2.	My principal residence is in the State of Indiana, and my present intention is that it remain so indefinitely.

3.
The Common Shares subject to the Option are being offered pursuant to the “private offering” exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and the “intrastate” exemption from registration provided by Section 3(a)(11) of the 1933 Act. In that connection, I agree that I will acquire common Shares pursuant to this Option for investment purposes for my own account without any view to redistribute them to others. Further, I agree not to sell, pledge, hypothecate, or otherwise transfer Common Shares acquired pursuant to the Option other than in a private transaction to a suitable bona fide resident of the State of Indiana for at least one year from the date of the last offer or sale of stock under the Plan or under any other offering of which this offering may be deemed to be a part (which date may not occur for an indefinite time). I acknowledge that the Common Shares will not be transferable except upon delivery to the Corporation of an opinion of counsel or such other evidence as may be satisfactory to the Corporation that such transfer is exempt from registration under the 1933 Act, as amended, applicable state securities laws, or any rule or regulation promulgated thereunder.

4.	The certificates evidencing the Common Shares, including both originally and subsequently issued certificates, will bear a restrictive legend substantially as follows:

The Common Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and have been acquired in private offering made only to bona fide residents of the State of Indiana. Sales, pledges, hypothecations, and other transfers of the Common Shares may be made only in private transactions to suitable persons who are bona fide residents of the State of Indiana and may be made only upon delivery to the Corporation of an opinion of counsel or other evidence satisfactory to the Corporation that such transfer is exempt from registration under the Securities Act of 1933, as amended, applicable state securities laws, or any rule or regulation promulgated thereunder.

EXECUTED as of [Date]

[Name]